Filed Pursuant to Rule 424(b)(2)
Registration No. 333-121520

PROSPECTUS SUPPLEMENT

(To Prospectus dated April 21, 2005)

$1,000,000,000

HCA Inc.

6.500% Notes due 2016

          We will pay interest on the notes on February 15 and August 15 of each year, beginning on August 15, 2006. The notes will mature on February 15, 2016 and will bear interest at a rate of 6.500%. Interest on the notes will accrue from February 8, 2006. We may redeem some or all of the notes at any time at the redemption prices described on page S-10.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the attached prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note Due	Total

Public Offering Price	99.570%	$995,700,000
Underwriting Discount	1.125%	$11,250,000
Proceeds to HCA Before Expenses	98.445%	$984,450,000

      The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

      The underwriters expect to deliver the notes to investors through the book-entry delivery system of The Depository Trust Company on or about February 8, 2006.

Joint Book-Running Managers

Citigroup

Banc of America Securities LLC

Deutsche Bank Securities

JPMorgan

Merrill Lynch & Co.

Wachovia Securities

Senior Co-Managers

Mizuho International plc                      Scotia Capital                    SunTrust Robinson Humphrey

Co-Managers

BNY Capital Markets, Inc.                Calyon Securities (USA)                KeyBanc Capital Markets

February 3, 2006

      You should read this prospectus supplement along with the attached prospectus. Both documents contain information that you should consider when making your investment decision. You should rely only on the information contained or incorporated by reference in this prospectus supplement and the attached prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the attached prospectus is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial position, results of operations and prospects may have changed since that date.

Prospectus Supplement

Prospectus

FORWARD-LOOKING STATEMENTS

      This prospectus supplement and the attached prospectus include certain disclosures which contain “forward-looking statements.” Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “initiative,” or “continue.” These forward-looking statements address, among other things, strategic objectives and the anticipated effects of the offering. See “Prospectus Supplement Summary.” These forward-looking statements are based on our current plans and expectations and are subject to a number of known and unknown uncertainties and risks, many of which are beyond our control, that could significantly affect current plans and expectations and our future financial position and results of operations. These factors include, but are not limited to,

•	the increased leverage resulting from the financing of our modified “Dutch” auction tender offer, and subsequent share repurchases,

•	increases in the amount and risk of collectability of uninsured accounts and deductibles and co-pay amounts for insured accounts,

•	the ability to achieve operating and financial targets and achieve expected levels of patient volumes and control the costs of providing services,

•	the highly competitive nature of the health care business,

•	the continuing impact of hurricanes on our facilities and the ability to obtain recoveries under the Company’s insurance policies,

•	the efforts of insurers, health care providers and others to contain health care costs,

•	possible changes in the Medicare, Medicaid and other state programs that may impact reimbursements to health care providers and insurers,

•	the outcome of governmental investigations by the United States Attorney for the Southern District of New York and the Securities and Exchange Commission,

•	the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical support personnel,

•	potential liabilities and other claims that may be asserted against us,

•	fluctuations in the market value of our common stock,

•	the impact of our charity care and uninsured discounting policy changes,

•	changes in accounting practices,

•	changes in general economic conditions,

•	future divestitures which may result in charges,

•	changes in revenue mix and the ability to enter into and renew managed care provider arrangements on acceptable terms,

•	the availability and terms of capital to fund the expansion of our business,

•	changes in business strategy or development plans,

•	delays in receiving payment for services provided,

•	the possible enactment of federal or state health care reform,

•	the outcome of pending and any future tax audits, appeals and litigation associated with our tax positions,

•	the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures and our corporate integrity agreement with the government,

•	changes in federal, state or local regulations affecting the health care industry,

•	the ability to successfully consummate the hospital divestitures to LifePoint Hospitals, Inc. on a timely basis and in accordance with the definitive agreement entered into in connection therewith,

•	the ability to develop and implement the payroll and human resources information systems within the expected time and cost projections and, upon implementation, to realize the expected benefits and efficiencies,

•	the outcome of certain class action and derivative litigation filed with respect to us, and

•	other risk factors described in this prospectus supplement, the attached prospectus or the documents incorporated by reference in this prospectus supplement and the attached prospectus.

      As a consequence, current plans, anticipated actions and future financial position and results of operations may differ from those expressed in any forward-looking statements we make. You should not unduly rely on these forward-looking statements when evaluating the information presented in this prospectus supplement, the attached prospectus or the documents incorporated by reference in this prospectus supplement and the attached prospectus.

PROSPECTUS SUPPLEMENT SUMMARY

      You should read the following summary information together with the detailed information included in this prospectus supplement, the attached prospectus and the documents incorporated by reference in this prospectus supplement and the attached prospectus. As used in this prospectus supplement and the attached prospectus, the terms “HCA,” “Company,” “we,” “us” and “our” refer to HCA Inc. and its affiliates. The term “affiliates” includes our direct and indirect subsidiaries and partnerships and joint ventures in which our subsidiaries are partners.

HCA

Overview

      HCA is a holding company whose affiliates own and operate hospitals and other related health care entities. At December 31, 2005, we operated 182 hospitals and 94 freestanding surgery centers (including seven hospitals and seven freestanding surgery centers operated through equity method joint ventures). Our facilities are located in 22 states, London, England and Geneva, Switzerland.

      Our general, acute care hospitals typically provide a full range of services to accommodate such medical specialties as internal medicine, general surgery, cardiology, oncology, neurosurgery, orthopedics and obstetrics, as well as diagnostic and emergency services. Outpatient and ancillary health care services are provided by our general, acute care hospitals and through our freestanding surgery centers, diagnostic centers, and rehabilitation facilities. HCA’s psychiatric hospitals provide a full range of mental health care services through inpatient, partial hospitalization and outpatient settings.

Business Strategy

      We are committed to providing the communities we serve high quality, cost-effective, health care while maintaining consistency with our ethics and compliance program, governmental regulations and guidelines, and industry standards. As a part of this strategy, our management focuses on the following areas:

•	commitment to the care and improvement of human life,

•	commitment to ethics and compliance,

•	focus on core communities,

•	becoming the health care employer of choice,

•	continuing to strive for operational excellence, and

•	allocating capital to strategically complement our operational strategy and enhance stockholder value.

Summary Historical Consolidated Financial Data

      The following table sets forth our summary historical consolidated financial data for the years ended December 31, 2004, 2003 and 2002 and the nine-month periods ended September 30, 2005 and 2004, certain selected ratios for the years ended December 31, 2004, 2003 and 2002 and the twelve-month periods ended September 30, 2005 and 2004, and our financial position at September 30, 2005. This financial data has been derived from, and should be read in conjunction with, our audited consolidated financial statements and the related notes filed as part of our Annual Report on Form 10-K for the year ended December 31, 2004 and the unaudited condensed consolidated financial statements and the related notes filed as part of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005. Financial data for the nine-month periods ended September 30, 2005 and 2004 and at September 30, 2005, and the selected ratios are unaudited and, in the opinion of our management, include all adjustments necessary for a fair presentation of the data. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the entire year.

	Nine Months		Year Ended
	Ended September 30,		December 31,

	2005	2004	2004	2003	2002

	(unaudited)

	(Dollars in millions)
Income Statement Data:
Revenues	$18,227	$17,562	$23,502	$21,808	$19,729
Interest expense	489	409	563	491	446
Net income	1,099	924	1,246	1,332	833
Operating Data:
Number of hospitals at end of period(a)	180	183	182	184	173
Number of licensed beds at end of period(b)	42,119	42,044	41,852	42,108	39,932
Admissions(c)	1,245,300	1,251,600	1,659,200	1,635,200	1,582,800
Equivalent admissions(d)	1,871,600	1,847,400	2,454,000	2,405,400	2,339,400
Average length of stay(e)	4.9	5.0	5.0	5.0	5.0
Average daily census(f)	22,461	22,707	22,493	22,234	21,509
Percentage Change from Prior Year:
Revenues	4.1%	8.3%	7.8%	10.5%	9.9%
Admissions(c)	(0.5)	2.5	1.5	3.3	1.2
Equivalent admissions(d)	1.3	2.7	2.0	2.8	1.2
Revenue per equivalent admission	2.7	5.5	5.6	7.5	8.6

	Twelve Months
	Ended				Year Ended
	September 30,				December 31,

	2005		2004		2004		2003		2002

	(unaudited)
Selected Ratios:
Ratio of total debt to total capitalization at end of period(g)	56%		53%		67%		56%		52%
Ratio of earnings to fixed charges	3.9	x	4.1	x	4.0	x	4.4	x	3.6	x

At
September 30,
2005

(unaudited)
(Dollars in millions)
Financial Position:
Assets	$22,036
Working capital	1,815
Long-term debt, including amounts due within one year	9,278
Minority interests in equity of consolidated entities	813
Stockholders’ equity	6,359

(a)	Excludes seven facilities at September 30, 2005, September 30, 2004, December 31, 2004 and December 31, 2003 and six facilities at December 31, 2002 that are not consolidated (accounted for using the equity method) for financial reporting purposes.

(b)	Licensed beds are those beds for which a facility has been granted approval to operate from the applicable state licensing agency.

(c)	Represents the total number of patients admitted to our hospitals and is used by management and certain investors as a general measure of inpatient volume.

(d)	Management and certain investors use equivalent admissions as a general measure of combined inpatient and outpatient volume. Equivalent admissions are computed by multiplying admissions (inpatient volume) by the sum of gross inpatient revenue and gross outpatient revenue and then dividing the resulting amount by gross inpatient revenue. The equivalent admissions computation “equates” outpatient revenue to the volume measure (admissions) used to measure inpatient volume, resulting in a general measure of combined inpatient and outpatient volume. The 2004 amounts have been reclassified to conform to the 2005 presentation.

(e)	Represents the average number of days admitted patients stay in our hospitals.

(f)	Represents the average number of patients in our hospital beds each day.

(g)	Total capitalization includes total debt, minority interests in equity of consolidated entities and stockholders’ equity.

The Offering

Notes offered	$1,000,000,000 aggregate principal amount of 6.500% Notes due February 15, 2016.

Maturity date	The notes will mature on February 15, 2016.

Interest payment dates	February 15 and August 15 of each year, beginning August 15, 2006.

Ranking	The notes are our senior unsecured obligations. The notes will rank equally with all of our other unsecured senior indebtedness from time to time outstanding.

Redemption and sinking fund	We may redeem some or all of the notes at any time at the redemption price described under “Description of the Notes — Optional Redemption.” There will be no sinking fund with respect to the notes.

Form of notes	One or more global securities, held in the name of Cede & Co., the nominee of The Depository Trust Company. The notes will be delivered through the book entry system of The Depository Trust Company, Clearstream, Luxembourg or Euroclear. See “Description of the Notes — Book-Entry System.”

Additional notes	We may increase the principal amount of the notes by issuing additional notes in the future on the same terms and conditions except for differences in issue price and accrued interest. See “Description of the Notes — Issuance of Additional Notes.”

Use of proceeds	We estimate that the net proceeds from the offering will be approximately $984.0 million. We intend to use the net proceeds from the offering to repay amounts outstanding under our $1.0 billion short-term loan facility and to pay down amounts advanced under the revolving credit portion of our $2.5 billion credit facility.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth the ratio of our consolidated earnings to fixed charges for the periods presented:

Nine Months
Ended
September 30,		Year Ended December 31,

2005	2004	2004	2003	2002	2001	2000

3.90x	4.03x	3.96x	4.42x	3.63x	3.39x	1.85x

      For the purpose of computing the ratio of earnings to fixed charges, “earnings” consist of income from continuing operations before minority interests, income taxes and fixed charges. “Fixed charges” consist of interest expense, debt amortization costs and one-third of rent expense, which approximates the interest portion of rent expense.

USE OF PROCEEDS

      We estimate that the net proceeds from the offering of the notes, after deducting the underwriting discount and estimated expenses of the offering, will be approximately $984.0 million. We intend to use the net proceeds of this offering to repay amounts outstanding under our $1.0 billion short-term loan facility entered into on November 3, 2005, and to pay down amounts advanced under the revolving credit portion of our $2.5 billion credit facility. The $1.0 billion short-term loan facility was used to fund a portion of our modified “Dutch” auction tender offer, in which we purchased 28,739,638 shares of our Common Stock at a purchase price of $50.00 per share, totaling $1.44 billion. Immediately prior to the closing of this offering, we expect to have approximate borrowings of $625 million outstanding under our $1.0 billion short-term loan facility, which matures on or about May 21, 2006, and $1.095 billion outstanding under the revolving credit portion of our $2.5 billion credit loan facility, which matures on or about November 9, 2009. Borrowings under the $1.0 billion short-term loan facility bear interest, at our option, at an alternate base rate or at LIBOR, in each case plus a margin ranging from 0.000% to 0.250% for alternate base rate borrowings or from 0.500% to 1.250% for LIBOR borrowings. Borrowings under the $2.5 billion credit facility bear interest, at our option, at an alternate base rate, or at LIBOR, plus a margin ranging from 0.400% to 1.000%, depending on our long-term unsecured debt ratings.

CAPITALIZATION

      The following table sets forth our total capitalization as of September 30, 2005 on an historical basis and on a pro forma historical basis giving effect to the results of our tender offer and borrowings under our $1.0 billion short-term loan facility. The table also sets forth our total capitalization as of September 30, 2005 on a pro forma as adjusted basis to give effect to these events as well as to the offering of notes by this prospectus supplement.

	As of September 30, 2005

		Pro Forma	Pro Forma
	Historical	Historical(1)	As Adjusted(2)

	(unaudited; dollars in millions)
Long-term debt due within one year	$576	$1,376	$576
Long-term debt:
Senior collateralized debt due through 2025	183	183	183
Senior debt (fixed rate) due through 2095	6,994	6,994	7,994
Senior debt (floating rate) due through 2008	850	850	850
Term loan facility	675	675	675
Revolving credit facility	—	—	—

Total long-term debt	8,702	8,702	9,702

Total debt	9,278	10,078	10,278

Minority interests in equity of consolidated entities	813	813	813

Stockholders’ equity:
Common stock $.01 par value per share; authorized 1,650,000,000 shares; outstanding 452,666,600 shares actual; 423,927,000 shares pro forma	5	4	4
Capital in excess of par value	1,117	—	—
Accumulated other comprehensive income	124	124	124
Retained earnings	5,113	4,794	4,794

Total stockholders’ equity	6,359	4,922	4,922

Total capitalization	$16,450	$15,813	$16,013

(1)	Pro forma historical information reflects our purchase of 28,739,638 shares of our common stock at a purchase price of $50.00 per share in the modified “Dutch” auction tender offer which expired on November 14, 2005 and borrowings of $800 million under our $1.0 billion short-term loan facility.

(2)	Immediately prior to the closing of this offering, we expect to have approximate borrowings of $625 million outstanding under our $1.0 billion short-term loan facility and $1.095 billion outstanding under the revolving credit portion of our $2.5 billion credit facility.

DESCRIPTION OF THE NOTES

      We will issue the notes under an indenture, dated as of December 16, 1993, between us and The First National Bank of Chicago. We will refer to the indenture, together with all supplements, as the “Indenture.” Bank One Trust Company, N.A. succeeded The First National Bank of Chicago as trustee, which fact is reflected in the First Supplemental Indenture to the Indenture, dated as of May 25, 2000. The Bank of New York then succeeded Bank One Trust Company, N.A. as trustee, which fact is reflected in the Third Supplemental Indenture to the Indenture, dated as of December 5, 2001. We will call The Bank of New York the “Trustee.”

      A form of the Indenture is filed as an exhibit to the registration statement, of which the attached prospectus is a part. The following is a summary of certain provisions of the Indenture and of the notes (or debt securities, as they are referred to in the attached prospectus). This summary does not purport to be complete and is subject to, and qualified by, the Indenture.

      The notes will mature on February 15, 2016. The notes will bear interest at the rate per year shown on the cover of this prospectus supplement, computed on the basis of a 360-day year of twelve 30-day months. The period during which the notes will earn interest will begin on February 8, 2006 or from the most recent interest payment date to which interest has been paid or provided for. The interest will be payable twice a year on February 15 and August 15, beginning on August 15, 2006. Interest payable on any note that is punctually paid or duly provided for on any interest payment date shall be paid to the person in whose name such note is registered at the close of business on February 1 and August 1, as the case may be, preceding such interest payment date. We may pay interest, at our option, by checks mailed to the registered holders of the notes.

      The notes will be issued in book-entry form only.

      You can find more detailed information regarding the terms of the notes in the attached prospectus under the heading “Description of the Debt Securities.”

Issuance of Additional Notes

      We may, without the consent of the holders of the notes, increase the principal amount of the notes by issuing additional notes in the future on the same terms and conditions, except for any differences in the issue price and interest accrued prior to the issue date of the additional notes, and with the same CUSIP number as notes offered hereby. The notes offered by this prospectus supplement and any additional notes would rank equally and ratably for all purposes under the Indenture.

Optional Redemption

      The notes will be redeemable, at our option, at any time in whole, or in part from time to time, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate (as defined below), plus 30 basis points. In each case, we will pay accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

      “Treasury Rate” means, with respect to any redemption date, the rate per year equal to: (1) the yield under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided that, if no maturity is within three months before or after the Remaining Life of the notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third business day preceding the redemption date.

      “Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker and having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

      “Remaining Life” means the maturity of a United States Treasury security selected by an Independent Investment Banker that is comparable to the remaining term of such notes.

      “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Trustee after consultation with us.

      “Comparable Treasury Price” means, with respect to any redemption date, (a) the average of the Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (b) if the Trustee obtains fewer than four Reference Treasury Dealer Quotations, the average of all the quotations.

      “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by the Reference Treasury Dealer at 5:00 p.m. on the third business day preceding the redemption date.

      “Reference Treasury Dealer” means each of Citigroup Global Markets Inc. and Banc of America Securities LLC and their respective successors; provided however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we shall substitute another Primary Treasury Dealer.

      We will mail notice of any redemption between 30 and 60 days preceding the redemption date to each holder of the notes to be redeemed.

      The notice of the redemption for such notes will state, among other things, the principal amount of the notes to be redeemed, the redemption price and the place or places that payment will be made upon presentation and surrender of the notes to be redeemed.

      Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions called for redemption.

Same-Day Settlement and Payment

      The underwriters will settle the notes in immediately available funds. So long as the Depositary continues to make its same-day funds settlement system available to us, we will make all payments of principal and interest on the notes in immediately available funds.

Book-Entry System

      The Depository Trust Company, New York, New York, will act as the Depositary for the notes. The notes will be represented by one or more global securities registered in the name of Cede & Co., the nominee of the Depositary. The provisions described under “Description of the Debt Securities-Book-Entry System” in the attached prospectus will apply to the notes. Accordingly, beneficial interests in the notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants.

      The Depositary has advised us and the underwriters that it is:

•	a limited purpose trust company organized under the New York Banking Law,

•	a “banking organization” within the meaning of the New York Banking Law,

•	a member of the United States Federal Reserve System,

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended.

      The Depositary holds securities, such as the notes, deposited by its direct participants. The Depositary also facilitates the settlement among direct participants of securities transactions in deposited securities, such as transfers and pledges, through electronic computerized book-entry changes in the direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depositary’s book-entry system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. These entities are known as indirect participants. The rules applicable to the Depositary and its direct and indirect participants are on file with the SEC.

      Principal and interest payments on the notes registered in the name of the Depositary’s nominee will be made in immediately available funds to the Depositary’s nominee as the registered owner of the global securities. Under the terms of the notes, we and the Trustee will treat the persons in whose names the notes are registered as the owners of the notes for the purpose of receiving payment of principal and interest on them and for all other purposes whatsoever. Therefore, neither we, the Trustee nor any paying agent has any direct responsibility or liability for the payment of principal or interest on the global securities to owners of beneficial interests in the global securities. The Depositary has advised us and the Trustee that its current practice is, upon receipt of any payment of principal or interest, to credit direct participants’ accounts on the payment date in accordance with their respective holdings of beneficial interests in the global securities as shown on the Depositary’s records. Payments by direct and indirect participants to owners of beneficial interests in the global securities will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such direct and indirect participants and not of the Depositary, the Trustee, or HCA, subject to any statutory requirements that may be in effect from time to time. Payment of principal and interest to the Depositary’s nominee is the responsibility of the Trustee or HCA. Disbursement of such payments to the direct participants shall be the responsibility of the Depositary, and disbursement of such payments to the owners of beneficial interests in the global securities shall be the responsibility of the direct and indirect participants.

      Notes represented by a global security will be exchangeable for notes in definitive form of like tenor issuable in authorized denominations and registered in such names as the Depositary shall direct, only if either (1) the Depositary notifies us that it is unwilling or unable to continue as Depositary for such global security or if at any time the Depositary ceases to be a clearing agency registered under applicable law and we do not appoint a successor depositary within 90 days or (2) we, in our discretion at any time, determine not to require all of the notes to be represented by a global security and so notify the Trustee. The notes will be in denominations of $1,000 and in any greater amount that is an integral multiple thereof. Subject to the foregoing, a global security is not exchangeable, except for a global security or global securities of the same aggregate denominations to be registered in the name of the Depositary or its nominee.

      Links have been established among the Depositary, Clearstream, Luxembourg and Euroclear, which are two European book-entry depositaries similar to the Depositary, to facilitate issuance of notes of each series sold outside of the United States. In addition, secondary market trading of book-entry interests in the notes of each series may take place through Euroclear and Clearstream, Luxembourg, and those participants will follow the settlement procedures that are applicable to conventional Eurobonds in registered form. Owners of book-entry interests in the notes will receive payments relating to their notes in United States dollars. Clearstream, Luxembourg and Euroclear have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates. Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market.

      The policies of Clearstream, Luxembourg and Euroclear will govern payments, transfers, exchange and other matters relating to the investor’s interest in securities held by them. We have no responsibility for any aspect of the records kept by Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way.

      Clearstream, Luxembourg and Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform or continue to perform these procedures and may modify them or discontinue them at any time.

      The description of the clearing systems in this section reflects our understanding of the rules and procedures of Clearstream, Luxembourg and Euroclear as they are currently in effect. These systems could change their rules and procedures at any time. We have obtained the information in this section concerning Clearstream, Luxembourg and Euroclear and their book-entry systems and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Clearstream, Luxembourg

      Clearstream, Luxembourg is incorporated as a bank under Luxembourg law. Clearstream, Luxembourg holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg customers through electronic book-entry changes in customer accounts, thus eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in a number of countries. Clearstream, Luxembourg has established an electronic bridge with Euroclear to facilitate settlement of trades between Clearstream, Luxembourg and Euroclear.

      As a registered bank in Luxembourg, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream, Luxembourg customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. In the United States, Clearstream, Luxembourg customers are limited to securities brokers and dealers. Clearstream, Luxembourg customers may include the underwriters. Other institutions that maintain a custodial relationship with a Clearstream, Luxembourg customer may obtain indirect access to Clearstream, Luxembourg.

The Euroclear System

      The Euroclear System was created in 1968 to hold securities for participants of the Euroclear System and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and the risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in many currencies, including United States dollars. The Euroclear System includes various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries.

      The Euroclear System is operated by Euroclear Bank S.A./N.V., which is known as the Euroclear Operator, under contract with Euroclear Clearance System, S.C., a Belgian cooperative corporation. The Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the cooperative. The cooperative establishes policy for the Euroclear System on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

      The “Terms and Conditions Governing Use of Euroclear” and the related “Operating Procedures of the Euroclear System” and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:

•	transfers of securities and cash within the Euroclear System,

•	withdrawal of securities and cash from the Euroclear System, and

•	receipts of payments with respect to securities in the Euroclear System.

      All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding securities through Euroclear participants.

UNDERWRITING

      Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

Principal Amount
Underwriter	of Notes

Citigroup Global Markets Inc.	$170,000,000
Banc of America Securities LLC	170,000,000
Deutsche Bank Securities Inc.	170,000,000
Wachovia Capital Markets, LLC	170,000,000
Mizuho International plc	60,000,000
Scotia Capital (USA) Inc.	60,000,000
SunTrust Capital Markets, Inc.	60,000,000
J.P. Morgan Securities Inc.	32,500,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	32,500,000
BNY Capital Markets, Inc.	25,000,000
Calyon Securities (USA) Inc.	25,000,000
KeyBanc Capital Markets, a Division of McDonald Investments Inc.	25,000,000

Total	$1,000,000,000

      The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

      The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering price less a concession not to exceed 1.125% of the principal amount of the notes. The underwriters may allow, and dealers may reallow a concession not to exceed 0.125% of the principal amount of the notes on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering price and concessions.

      Each underwriter has represented, warranted and agreed that:

•	it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer to sell any notes included in this offering to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

•	it has only communicated and caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of any notes included in this offering in circumstances in which section 21(1) of the FSMA does not apply to us;

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes included in this offering in, from or otherwise involving the United Kingdom; and

•	the offer in The Netherlands of the notes included in this offering is exclusively limited to persons who trade or invest in securities in the conduct of a profession or business (which include banks, stockbrokers, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises).

      The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by HCA

Per note	1.125%

      In connection with the offering, Citigroup, on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

      The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Citigroup, in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member.

      Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

      The underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters and their affiliates also engage in various general financing and commercial banking transactions with us and our affiliates. In particular, affiliates of the underwriters are lenders under our $1.0 billion short-term facility, which will be repaid with the net proceeds of the offering along with borrowings under the revolving credit portion of our $2.5 billion credit facility. In accordance with Rule 2710(h)(1) of the Conduct Rules of the National Association of Securities Dealers, Inc., because more than 10% of the net proceeds will be paid to affiliates of the underwriters, the offering is being conducted in compliance with Rule 2720(c)(3) of the Conduct Rules of the National Association of Securities Dealers, Inc. In accordance with that rule, Wachovia Capital Markets, LLC is acting as the “qualified independent underwriter” for the offering. That rule requires that the initial yield can be no lower than that recommended by the qualified independent underwriter. In acting as the qualified independent underwriter, Wachovia Capital Markets, LLC has performed due diligence investigations and reviewed and participated in the preparation of this prospectus supplement. Wachovia Capital Markets, LLC has received $1,000 from us for this role.

      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

PROSPECTUS

HCA Inc.

$1,500,000,000

Debt Securities

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell the debt securities described in this prospectus in one or more offerings up to a total dollar amount of $1,500,000,000.

      This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. A prospectus supplement may also add, update or change information contained in this prospectus.

      You should rely only on the information incorporated by reference or provided in this prospectus and the prospectus supplement. Neither we nor any underwriter has authorized anyone else to provide you with different information. This prospectus is not an offer to sell and it is not soliciting an offer to buy these debt securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of the document.

      We will provide specific terms of these debt securities in supplements to this prospectus. You should read this prospectus and any supplement, together with the additional information described under the heading “Where You Can Find More Information,” carefully before you invest.

      We maintain our principal executive offices at One Park Plaza, Nashville, Tennessee 37203, telephone (615) 344-9551.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

April 21, 2005

WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the informational requirements of the Securities Exchange Act of 1934 and file reports and other information with the SEC. You may read and copy these reports at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at (800) 732-0330. You may also inspect these reports at the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock trades. In addition, the SEC maintains an Internet site that contains reports and other information regarding us (http://www.sec.gov).

      We have registered these securities with the SEC on Form S-3 under the Securities Act of 1933. As allowed by the SEC’s rules, this prospectus does not contain all of the information set forth in the Registration Statement. You may obtain copies of the Registration Statement (including exhibits), free of charge, as discussed in the first paragraph.

      The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

•	our Annual Report on Form 10-K for the year ended December 31, 2004;

•	our Current Reports on Form 8-K filed with the Securities and Exchange Commission on January 12, 2005, February 1, 2005, February 2, 2005, March 29, 2005, March 30, 2005 and April 21, 2005; and

•	any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed.

      Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of our Current Reports on Form 8-K, including the related Exhibits, is not incorporated by reference in this prospectus and the accompanying registration statement.

      You may obtain copies of the above information (including exhibits), upon written or oral request, without charge. You should direct requests to John M. Franck II, Vice President and Corporate Secretary, HCA Inc., One Park Plaza, Nashville, Tennessee 37203 or by telephone at (615) 344-9551. Our web site address is www.hcahealthcare.com. Please note that our web site address is provided as an inactive textual reference only.

THE COMPANY

      HCA Inc. is a holding company whose affiliates own and operate hospitals and related health care entities. The term “affiliates” includes our direct and indirect subsidiaries and partnerships and joint ventures in which our subsidiaries are partners. As of March 31, 2005, these affiliates owned and operated 183 hospitals and 84 freestanding surgery centers and provided extensive outpatient and ancillary services. Our affiliates are also partners in several 50/50 joint ventures that, as of March 31, 2005, owned and operated seven hospitals and eight freestanding surgery centers which are accounted for using the equity method. Our facilities are located in 23 states, England and Switzerland.

      Our primary objective is to provide the communities we serve a comprehensive array of quality health care services in the most cost-effective manner possible. Our general, acute care hospitals typically provide a full range of services to accommodate such medical specialties as internal medicine, general surgery, cardiology, oncology, neurosurgery, orthopedics and obstetrics, as well as diagnostic and emergency services. Outpatient and ancillary health care services are provided by our general, acute care hospitals and through our freestanding surgery centers, diagnostic centers, and rehabilitation facilities. Our psychiatric hospitals provide a full range of mental health care services through inpatient, partial hospitalization and outpatient settings.

      We were formed in January 1990 as a Nevada corporation and reincorporated in Delaware in July 1993. Our principal executive offices are located at One Park Plaza, Nashville, Tennessee 37203, and our telephone number at that address is (615) 344-9551.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth the ratio of our consolidated earnings to fixed charges for the periods presented.

For the Year Ended December 31,

2004	2003	2002	2001	2000

3.96x	4.42x	3.63x	3.39x	1.85x

      For the purpose of computing the ratio of earnings to fixed charges, “earnings” consist of income from continuing operations before minority interests, income taxes and fixed charges. “Fixed charges” consist of interest expense, debt amortization costs and one-third of rent expense, which approximates the interest portion of rent expense.

USE OF PROCEEDS

      Unless otherwise specified in a prospectus supplement accompanying this prospectus, we intend to use the net proceeds from the sale of the debt securities for general corporate purposes. We intend to offer the debt securities periodically when prevailing interest rates and other market conditions are advantageous or as required by our financing needs.

DESCRIPTION OF THE DEBT SECURITIES

General

      The description below of the general terms of the debt securities will be supplemented by the more specific terms in the prospectus supplement. You should therefore read both this prospectus and the prospectus supplement relating to the series of debt securities being offered.

      We will issue the debt securities in one or more series under an indenture dated as of December 16, 1993 between us and The Bank of New York, successor to Bank One Trust Company, N.A., as trustee, which succeeded The First National Bank of Chicago, as trustee. We will refer to the indenture, together with all supplements, as the “Indenture.” We will call The Bank of New York the “Trustee.” The Indenture describes the terms of the debt securities and does not limit the amount of debt securities or other unsecured, senior debt that we may issue.

      The debt securities will be unsecured and will rank equally with all of our other unsecured and unsubordinated indebtedness. The Indenture limits our ability and that of our subsidiaries under certain circumstances to secure debt by mortgages on our principal properties, by entering into sale and lease-back transactions or by issuing subsidiary debt or preferred stock. In a liquidation or reorganization of any of our subsidiaries, the right of holders of the debt securities to participate in any distribution is subject to the prior claims of creditors of that subsidiary, except to the extent that we are a creditor.

      We have summarized below material provisions of the debt securities that we will offer and sell pursuant to this prospectus and material provisions of the Indenture. However, you should understand this is only a summary. Therefore, in addition to the following description of the debt securities, you should refer to the detailed provisions of the Indenture, a copy of which is filed as an exhibit to the Registration Statement. The article and section numbers refer to those in the Indenture.

      The prospectus supplement will specify the following terms of the issue of debt securities:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the debt securities may be issued and are or will be payable;

•	the rate or rates at which the debt securities will bear interest, if any, or the method by which such rate or rates shall be determined, and the date or dates from which such interest, if any, will accrue;

•	the date or dates on which such interest, if any, will be payable, the method of determining holders to whom any of the interest shall be payable and the manner in which any interest payable on a global debt security will be paid if other than book-entry;

•	each office or agency where the principal, premium and interest on the debt securities will be payable and where the debt securities may be presented for registration of transfer or exchange;

•	the period or periods within which, the price or prices at which, and the terms and conditions upon which, the debt securities may be redeemed at our option;

•	our obligation, if any, to redeem, repay or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder, and the period or periods within which, the price or prices at which, and the terms and conditions upon which, the debt securities will be redeemed, repaid or purchased pursuant to any such obligation;

•	whether the debt securities are to be issued with original issue discount within the meaning of Section 1273(a) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder;

•	whether the debt securities are to be issued in whole or in part in the form of one or more global notes and, if so, the identity of the depositary, if any, for such global note or notes;

•	if other than dollars, the foreign currency or currencies or foreign currency units in which the principal, premium and interest on the debt securities shall or may be paid and, if applicable, whether at our election and/or that of the holder, and the conditions and manner of determining the exchange rate or rates;

•	any index, if any, used to determine the amount of payment of principal, premium and interest on the debt securities;

•	any addition to, or modification or deletion of, any events of default or covenants provided for with respect to the debt securities;

•	provisions, if any, for the defeasance of the debt securities;

•	any other detailed terms and provisions of the debt securities that are not inconsistent with the Indenture (Section 301); and

•	any special provisions for the payment of additional amounts with respect to the debt securities.

      The debt securities may be issued at a substantial discount below their stated principal amount. The prospectus supplement will describe any federal income tax consequences and other special considerations applicable to discount securities. Discount securities may provide for the declaration or acceleration of the maturity of an amount less than the principal amount if an event of default occurs and continues.

Denominations, Registration and Transfer

      Unless we state otherwise in a prospectus supplement, we will issue the debt securities in registered form and in denominations of $1,000 or any multiple thereof (Section 302). You will be able to exchange the debt securities of any series (other than a global note) for an equal aggregate principal amount of registered debt securities of the same series having the same maturity date, interest rate and other terms, as long as the debt securities are issued in authorized denominations. You may exchange the debt securities at the office of the security registrar or co-security registrar that we designate in a prospectus supplement. We will not impose any service charge for the exchange of any debt security; however, we may ask you to pay any taxes and other governmental charges as described in the Indenture. The security registrar or co-security registrar will effect the exchange when satisfied with your documents of title and identity. We have appointed the Trustee as security registrar (Section 305).

Payment and Paying Agents

      Unless otherwise indicated in a prospectus supplement, we will make principal, premium and interest payments at the office of our paying agent. Alternatively, we may determine to pay any interest, including any installment of interest, (i) by check mailed to you at the address in the register or (ii) by wire transfer to the holder’s account (Section 307).

      Unless otherwise indicated in a prospectus supplement, the Trustee will act as our sole paying agent with respect to the debt securities, through its principal office in the Borough of Manhattan, The City of New York. We will name any additional paying agents in a prospectus supplement. We may at any time rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, but we must maintain a paying agent, which can be us, in each place of payment for a series of the debt securities.

      If we have paid any moneys to the Trustee or a paying agent for the principal, premium, and interest on any debt securities, and those moneys remain unclaimed two years after due and payable, the moneys will be repaid to us and the holder of the debt securities may thereafter look only to us for any payment (Section 1103).

Book-Entry System

      We may issue the debt securities in whole or in part in book-entry only form, which means that they will be represented by one or more permanent global notes that will be deposited with a depositary located in the United States, unless otherwise indicated in a prospectus supplement. We will identify the depositary and describe the specific terms of the depositary arrangement in the prospectus supplement relating to each series. We will refer to this form here and in the prospectus supplement as “book-entry only.” The following discussion pertains to securities that are issued in book-entry only form.

      One or more global notes will be issued to and registered in the name of the depositary or its nominee. The depositary will keep a computerized record of its participants (for example, your broker) whose clients have purchased the securities. The participant will then keep a record of its clients who purchased the securities. Beneficial interests in global notes will be shown on, and transfers of global notes will be made only through, records maintained by the depositary and its participants.

      So long as a depositary or its nominee is the registered owner of a global note, it will be considered the sole owner of the debt securities under the Indenture. Except as provided below, you will not be entitled to have debt securities registered in your name, will not receive or be entitled to receive physical delivery of the debt securities in definitive form and will not be considered the owner under the Indenture. Certain jurisdictions that require purchasers of securities to take physical delivery of securities in definitive form may impair the ability to transfer beneficial interests in a global note. Neither we, the Trustee, any paying agent nor the security registrar will have any responsibility or liability for payments on account of, or for maintaining, supervising or reviewing any records relating to, the beneficial ownership interests.

      We will make payments of principal, premium and interest on debt securities to the depositary or its nominee, as the registered owner of the global note. We expect that the depositary for debt securities of a series, upon receipt of any payment of principal, premium or interest in respect of a global note, will immediately credit participants’ accounts with payments according to their respective holdings of beneficial interests in the global note as shown on the records of the depositary. We also expect that standing instructions and customary practices will govern payments by participants to owners of beneficial interests in the global note held through the participants, as is now the case with securities held for the accounts of customers registered in “street name.” These payments will be the responsibility of the participants.

      A global note may not be transferred, except that the depositary, its nominees and their successors may transfer an entire global note to one another. Debt securities represented by a global security would be exchangeable for certificates in definitive registered form with the same terms in authorized denominations only if:

•	a depositary of a series is at any time unwilling or unable to continue as depositary and we do not appoint a successor depositary within 90 days; or

•	we determine at any time not to have any debt securities represented by one or more global notes.

      In either instance, an owner of beneficial interests in a global note will be entitled to have debt securities equal in principal amount to the beneficial interest registered in its name and to physical delivery in definitive form (Section 304).

Limitations on Us and Our Subsidiaries

     Limitations on Mortgages

      The Indenture provides that neither we nor any of our subsidiaries will issue, assume or guarantee any indebtedness or obligation secured by mortgages, liens, pledges or other encumbrances upon any principal property (which means each of our acute care hospitals that provides general medical and surgical services), unless the debt securities shall be secured equally and ratably with (or prior to) such debt (Section 1105). This restriction will not apply to:

•	mortgages securing the purchase price or cost of construction of property or additions, substantial repairs, alterations or improvements, if the debt and the mortgages are incurred within 18 months of the acquisition or completion of construction and full operation or additions, repairs, alterations or improvements;

•	mortgages existing on property at the time of its acquisition by us or our subsidiary or on the property of a corporation at the time of the acquisition of such corporation by us or our subsidiary;

•	mortgages to secure debt on which the interest payments are exempt from federal income tax under Section 103 of the Internal Revenue Code;

•	mortgages in favor of us or a consolidated subsidiary;

•	mortgages existing on the date of the Indenture;

•	certain mortgages to governmental entities;

•	mortgages incurred in connection with the borrowing of funds used to repay debt within 120 days in the same principal amount secured by other mortgages on principal property with at least the same appraised fair market value;

•	mortgages incurred within 90 days (or any longer period, not in excess of one year, as permitted by law) after acquisition of the related property or equipment arising solely in connection with the transfer of tax benefits in accordance with Section 168(f)(8) of the Internal Revenue Code; and

•	any extension, renewal or replacement of any mortgage referred to above, provided the amount secured is not increased and it relates to the same property.

     Limitations on Sale and Lease-Back

      The Indenture provides that neither we nor any subsidiary will enter into any sale and lease-back transaction with respect to any principal property with another person unless either:

•	we or our subsidiary could incur indebtedness secured by a mortgage on the property to be leased; or

•	within 120 days, we apply the greater of the net proceeds of the sale of the leased property or the fair value of the leased property, net of all debt securities delivered under the Indenture, to the voluntary retirement of our funded debt or the acquisition or construction of a principal property (Section 1106).

     Limitations on Subsidiary Debt and Preferred Stock

      The Indenture provides that none of our restricted subsidiaries may, directly or indirectly, create, incur, issue, assume or otherwise become liable with respect to, extend the maturity of, or become responsible for the payment of, any debt or preferred stock except:

•	debt outstanding on the date of the Indenture;

•	debt representing the assumption by one restricted subsidiary of debt of another;

•	debt or preferred stock of any corporation or partnership existing when it becomes a subsidiary;

•	debt of a restricted subsidiary arising from agreements providing for indemnification, adjustment of purchase price or similar obligations or from guarantees, letters of credit, surety bonds or performance bonds securing any of our obligations or those of our subsidiaries incurred or assumed in connection with the disposition of any business, property or subsidiary, except for the purpose of financing an acquisition, provided that the maximum aggregate liability does not exceed the gross proceeds from the disposition;

•	debt of a restricted subsidiary in respect of performance, surety and other similar bonds, bankers acceptances and letters of credit provided in the ordinary course of business;

•	debt secured by a mortgage incurred to finance the purchase price or cost of construction of property or additions, substantial repairs, alterations or improvements, if the mortgage and debt are incurred within 18 months of the later of the acquisition or completion of construction and full operation or additions, repairs, alterations or improvements and the mortgage does not relate to any other property;

•	permitted subsidiary refinancing debt (as defined in the Indenture);

•	debt of a restricted subsidiary to us or another subsidiary as long as we hold it; or

•	any obligation pursuant to a permitted sale and lease-back transaction (Section 1107).

     Exempted Transactions

      Even if otherwise prohibited by these limitations, if the aggregate outstanding principal amount of all our other debt and that of our subsidiaries subject to these limitations does not exceed 15% of our consolidated net tangible assets, then:

•	we or any of our subsidiaries may issue, assume or guarantee debt secured by mortgages;

•	we or any of our subsidiaries may enter into any sale and lease-back transaction; and

•	any restricted subsidiary may issue, assume or become liable for any debt or preferred stock (Section 1108).

Events of Default

      Under the Indenture, an event of default applicable to the debt securities of any series means:

•	failure to pay the principal or any premium on any debt security of that series when due;

•	failure to pay any interest on any debt security of that series when due, continued for 30 days;

•	failure to deposit any sinking fund payment in respect of any debt security of that series when due;

•	failure to perform, or the breach of, any of our other applicable covenants or warranties in the Indenture, continued for 60 days after written notice;

•	events in bankruptcy, insolvency or reorganization; and

•	any other event of default provided with respect to debt securities of that series (Section 501).

      If any event of default with respect to debt securities of any series occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount, or in the case of discount securities, a portion of the principal amount, of all the debt securities of that series to be due and payable immediately. The holders may, under certain circumstances, rescind and annul this acceleration prior to obtaining a judgment or decree (Section 502).

      Other than the duties of the Trustee during a default to act with the required standard of care, the Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders unless the holders shall have offered to the Trustee indemnity reasonably satisfactory to it (Section 603). Subject to these indemnification provisions, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the debt securities of that series (Section 512).

      We will furnish the Trustee annually with a statement as to our performance of certain obligations under the Indenture and as to any default in our performance (Section 1109).

Modification and Waiver

      We and the Trustee may modify and amend the Indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected. We must have the consent of the holder of each outstanding debt security affected to:

•	change the stated maturity of the principal of, or any installment of interest on, any debt security;

•	reduce the principal, premium or interest on any debt security;

•	reduce the amount of principal of discount securities payable upon acceleration of the maturity;

•	change the currency of payment of principal, premium or interest on any debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security; or

•	reduce the percentage of holders whose consent is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or certain defaults (Section 1002).

      The holders of a majority in aggregate principal amount of the outstanding debt securities of each series may, on behalf of all holders of that series, waive any past default under the Indenture with respect to debt securities of that series. However, such holders may not waive a past default in the payment of principal, premium or interest, or any sinking fund installment with respect to the debt securities, or waive a covenant or provision that cannot be modified or amended, without the consent of the holders of each outstanding debt security affected (Section 513).

Consolidation, Merger, Sale or Lease of Assets

      We may consolidate with or merge into, or transfer or lease our assets to, any corporation without the consent of the holders of any of the outstanding debt securities under the Indenture if:

•	the successor corporation assumes our obligations on the debt securities and under the Indenture;

•	after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

•	other conditions are met (Section 901).

Defeasance

      If so specified in a prospectus supplement, we may be discharged from all obligations under the debt securities of any series, and we will not be subject to the limitations in the Indenture discussed in the above sections, if we deposit with the Trustee trust money or U.S. government obligations that are sufficient to pay all principal, premium and interest on the debt securities of the series. We would deliver to the Trustee an opinion of counsel to the effect that the deposit and related defeasance would not (1) cause the holders of the debt securities of the series to recognize income, gain or loss for United States income tax purposes or (2) result in the delisting of the debt securities from any national securities exchange (if so listed) (Article Fourteen).

Notices

      Notices to holders will be mailed to the addresses of the holders listed in the security register (Sections 101, 105).

Governing Law

      We will construe the Indenture and the debt securities in accordance with the laws of the State of New York (Section 111).

Concerning the Trustee

      We have had and may continue to have banking relationships with the Trustee in the ordinary course of business.

TAX CONSEQUENCES TO HOLDERS

      A prospectus supplement may describe the principal U.S. federal income tax consequences of acquiring, owning and disposing of debt securities of some series in certain circumstances, including the following:

•	payment of the principal, interest and any premium in a currency other than the U.S. dollar;

•	the issuance of any debt securities with “original issue discount,” as defined for U.S. federal income tax purposes;

•	the issuance of any debt securities with an associated “bond premium,” as defined for U.S. federal income tax purposes; and

•	the inclusion of any special terms in debt securities that may have a material effect for U.S. federal income tax purposes.

      In addition, if the tax laws of foreign countries are material to a particular series of debt securities, a prospectus supplement may describe the principal income tax consequences of acquiring, owning and disposing of debt securities of some series in similar circumstances under those foreign tax laws.

PLAN OF DISTRIBUTION

General

      We may sell the debt securities directly to purchasers or through underwriters, dealers or agents or through a combination of any of those methods of sale. We may distribute the debt securities in one or more transactions, either at a fixed price or varying prices, at prevailing market prices, at prices related to prevailing market prices or at negotiated prices. The prospectus supplement will identify the terms of the offering, the names of the underwriters or agents, the purchase price, any underwriting discounts, the method of distribution and the time and place of delivery of the debt securities.

      Agents designated by us from time to time may solicit offers to purchase the debt securities. We will name any such agent involved in the offer or sale of the debt securities and set forth any commissions payable by us to such agent in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, of the debt securities.

      If an underwriter or underwriters are utilized in the sale of debt securities, we will execute an underwriting agreement with such underwriter or underwriters at the time an agreement for such sale is reached. We will set forth in the prospectus supplement the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers. Such compensation may be in the form of discounts, concessions or commissions. In compliance with the guidelines of the National Association of Securities Dealers, Inc., the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any NASD member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount. Underwriters and others participating in any offering of debt securities may engage in transactions that stabilize, maintain or otherwise affect the price of such securities. We will describe any such activities in the prospectus supplement.

      If a dealer is utilized in the sale of the debt securities, we or an underwriter will sell such debt securities to the dealer, as principal. The dealer may then resell such debt securities to the public at varying prices to be determined by such dealer at the time of resale. The prospectus supplement will set forth the name of the dealer and the terms of the transactions.

      We may directly solicit offers to purchase the debt securities, and we or an underwriter may sell directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resale of the debt securities. The prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if utilized.

      Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities under the Securities Act of 1933, or to contribution by us to payments they may be required to make in respect of such liabilities. The prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may engage in transactions with or perform services for us and our subsidiaries in the ordinary course of business.

      Underwriters, dealers and agents may engage in transactions with, or perform services for, us or any of our subsidiaries in the ordinary course of business.

      Since each issuance of a series of these debt securities will have no established trading market, broker-dealers may make a market in the debt securities. We cannot assure the liquidity of the trading market for the debt securities.

Delayed Delivery Arrangement

      If so indicated in a prospectus supplement, we will authorize dealers or agents to solicit offers by certain institutions to purchase debt securities from us pursuant to contracts providing for payment and delivery on a future date, if so permitted by the purchaser’s jurisdiction. We must approve all institutions, which may include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The dealers and other agents will not be responsible for the validity or performance of these contracts.

LEGAL OPINIONS

      Bass, Berry & Sims PLC is passing upon the validity of the debt securities for us. Jenkens & Gilchrist, a Professional Corporation, is passing upon legal matters in connection with the offering of the debt securities for any underwriters, dealers or agents. Jenkens & Gilchrist has rendered, and continues to render, legal services to us.

EXPERTS

      The consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2004 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon included therein, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

HCA Inc.